EXHIBIT 99.1

ROYALE ENERGY ANNOUNCES AGREEMENT FOR $1.1 MILLION PLACEMENT

San Diego, August 5, 2009 – Royale Energy Inc (NASDAQ:ROYL) announces the signing of a definitive agreement for the private placement of approximately $1.1 Million of common stock and warrants. Funds from the offering, expected to close later Wednesday, will be used for general working capital that will allow the company to accelerate drilling and development on several key projects ultimately leading to enhanced cashflow performance.

The shares of common stock and warrants being sold in the placement have not been registered under the Securities Act and may not be offered or sold without registration with the Securities and Exchange Commission, or under an applicable exemption. The terms of the agreement include the sale of 552,764 shares of common stock at $1.99 per share. The warrants include: (i) Series A Warrants, which are immediately exercisable for a period of 5 years into 329,850 shares at $2.19 per share; (ii) Series A-1 Warrants, which are exercisable beginning 6 months and 1 day after the closing date (February 6, 2010) for a period of 5 years into 1,808 shares at $2.19 per share, (iii) Series B Warrants, which are immediately exercisable for a period of up to 1 year into 511,628 shares at $2.15 per share and (iv) Series C Warrants, which are immediately exercisable for a period of 5 years into 306,977 shares at $2.19 per share but only to the extent that the Series B Warrants are exercised and only in the same percentage that the Series B Warrants are exercised. All of such the warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such warrants are subject to weighted-average anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect. The exercise price of the Series B Warrants is also subject to increases if the market price of the common stock exceeds $2.40, in which case the exercise price of such Series B warrant will be increased to 90% of the closing sale price of the common stock on the trading day immediately preceding the date of exercise thereof. The Company will also provide customary registration rights in connection with the transaction. The investor has also agreed to waive the upward share adjustment portion of the anti-dilution provision in its existing warrant solely in connection with this transaction.

J.P. Turner & Company held a key role in the placement by acting as agent for the placement to a single institutional investor.

Stephen Hosmer, the company’s Chief Financial Officer said “The increased working capital will be used to continue development of its Sacramento basin properties.”

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.

Chanda Idano, Director of Marketing & PR

619-881-2800

Fax 619-881-2899

chanda@royl.com

http://www.royl.com